Exhibit 99.1

FOR IMMEDIATE RELEASE

October 24, 2007

CONTACT:	Timothy C. Delmore
Arctic Cat Inc.
Chief Financial Officer
218/681-9868

Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1754

ARCTIC CAT REPORTS RESULTS FOR FISCAL 2008 SECOND QUARTER

Company continues to implement strategic initiatives

THIEF RIVER FALLS, Minn., Oct. 24 — Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $205.2 million for the fiscal 2008 second quarter ended September 30, 2007, compared with $285.3 million in the same period last year. Net earnings for the quarter were $13.9 million, or $0.76 per diluted share, versus $20.0 million, or $1.03 per diluted share, a year ago.

For the six months ended September 30, 2007, net sales were $293.1 million compared with $381.7 million in the first six months of last fiscal year. Net earnings were $6.8 million, or $0.37 per diluted share, versus net earnings of $15.4 million, or $0.79 per diluted share, in the prior-year first half.

“Our revenues were in line with our guidance and earnings were above our expectations, due to the timing of parts, garments and accessory shipments and better margins than anticipated. We continue to adjust our fiscal 2008 production levels to reduce dealer inventory and align it with anticipated consumer demand this year,” said Christopher A. Twomey, chairman and chief executive officer. “At the same time, we are committed to further enhancing our lean manufacturing and strategic sourcing capabilities. We made progress on our 2008 strategic initiatives during the quarter, in order to position the company for improved growth and profitability in the future.” The initiatives are:

•                  A 30 percent reduction in snowmobile production this fiscal year, as well as a shift in ATV shipments to future quarters, in order to better match dealer inventory levels with expected consumer demand;

•                  Reorganization of the all-terrain vehicle (ATV), snowmobile, and parts, garments and accessories (PG&A) product lines into three separate business units, to be led by general managers focused on expanding each business; and

•              Relocation of the company’s headquarters, certain corporate executives, general managers, and sales and marketing personnel to the Minneapolis area early in the 2008 calendar year. The company’s core manufacturing operations will remain in Thief River Falls, Minn., and will not be affected.

Arctic Cat anticipates that it will announce its reorganized structure and headquarters location in its fiscal third quarter, ending December 31, 2007.

On September 26, 2007, Arctic Cat announced plans to sell its facility in Madison, S.D., and consolidate those painting, welding and subassembly operations into its Thief River Falls plant. This action enables the company to leverage its efficiency and is expected to save approximately $1 million a year in operational costs.

During the 2008 second quarter, Arctic Cat repurchased approximately 317,000 shares of its common stock, leaving $2.4 million remaining under the company’s board-authorized $20 million share repurchase program.

Review of Results

Arctic Cat reported ATV sales of $77.5 million in the 2008 second quarter versus $133.8 million in the same period last year. ATV sales in the six months totaled $137.3 million compared with $194.0 million in the prior-year six months. ATV sales for both the fiscal 2008 second quarter and six months were impacted by previously announced lower production levels and a shift in ATV shipments to future quarters when the company’s new models will be available.

“Although we’ve adjusted our ATV production schedule to realistically reflect the current market, we continued to see strong interest in several of our innovative, new ATV models,” said Twomey. These 2008 models include the Thundercat® 1000 ATV, a quieter Prowler UTV utility vehicle with a larger displacement engine, a 700 H1 EFI model and a value-priced, mid-range 366cc model.

Arctic Cat’s Thundercat 1000 ATV offers the most powerful, largest displacement ATV engine in the industry. It features the new H2 engine manufactured exclusively by Arctic Cat at its engine manufacturing facility.

In addition, the company’s 700 Diesel Super Duty model offers the industry’s first biodiesel-compatible ATV. This machine, which reflects the company’s stewardship goal to be an environmental leader, meets all federal and California emissions regulations and is up to 50 percent more fuel efficient than comparably powered gas ATVs. The 700 Diesel is ideally suited for use with Arctic Cat’s line of SPEEDPoint™ farming and landscaping attachments, making the machine highly functional and versatile across a broad range of applications.

Arctic Cat’s snowmobile sales were $97.0 million in the 2008 second quarter compared with $121.5 million in the prior-year quarter. In the six months ended September 30, 2007, snowmobile sales totaled $108.9 million versus $142.4 million in the first six months of last year. Snowmobile sales in the fiscal 2008 second quarter and six months declined primarily due to the previously announced, 30 percent reduction in snowmobile production in fiscal 2008. Arctic Cat has taken this action because a lack of snowfall for 10 consecutive years in various regions of North America has led to lower industrywide, retail snowmobile sales and slightly higher dealer inventories. After an inventory adjustment this fiscal year, the company anticipates that dealers will modestly increase their snowmobile orders next fiscal year.

PG&A sales grew to $30.6 million in the 2008 second quarter versus $30.0 million in the year-ago period. For the six months, PG&A sales rose to $46.9 million compared with $45.3 million in the same period last year. PG&A benefited primarily from the timing of shipments.

Outlook

                Arctic Cat has previously stated that it anticipates its revenues and earnings will be weighted more toward the second half of the 2008 fiscal year compared to previous years, as it produced and shipped fewer ATVs during its first two quarters, and fewer snowmobiles during the June through December quarters. The company also has stated that it expects to record a charge of $0.01 to $0.02 per diluted share in its fiscal fourth quarter ending March 31, 2008, related to the Madison, S.D., facility consolidation.

                As a result of Arctic Cat’s planned initiatives in fiscal 2008 to leverage its efficiency, and improve its future profitability and growth prospects, the company continues to expect net sales for the current fiscal year ending March 31, 2008, to be in the range of $710 million to $736 million. Full-year diluted earnings per share are anticipated to be in the range of $0.89 to $0.95.

                For its fiscal 2008 third quarter ending December 31, 2007, Arctic Cat expects net sales to range between $170 million and $180 million compared with $228.1 million for the same period last year. Net loss for the quarter is estimated to be between $0.30 and $0.37 per diluted share.  The net loss for the quarter results primarily from the previously discussed reduction in snowmobile production.

Conference Call

Arctic Cat will host a conference call to discuss the second-quarter results today at 10:30 a.m. CT (11:30 a.m. ET). To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-405-2236 and enter conference call ID 11099477. The replay will be available until Wednesday, Oct. 31.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC. Financial Highlights (000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net Sales	$205,210	$285,325	$293,072	$381,743
Cost of Goods Sold	151,031	225,716	226,075	305,853
Gross Profit	54,179	59,609	66,997	75,890
Selling, General and Administrative Expenses	33,662	29,773	56,885	52,617
Operating Profit	20,517	29,836	10,112	23,273
Other Income (Expense)
Interest Income	69	84	499	327
Interest Expense	(391)	(814)	(452)	(1,026)
	(322)	(730)	47	(699)

Earnings Before Income Taxes	20,195	29,106	10,159	22,574
Income Taxes	6,251	9,130	3,370	7,130
Net Earnings	$13,944	$19,976	$6,789	$15,444
Net Earnings Per Share
Basic	$0.77	$1.04	$0.37	$0.80
Diluted	$0.76	$1.03	$0.37	$0.79

Weighted Average Shares
Outstanding:
Basic	18,225	19,298	18,311	19,357
Diluted	18,279	19,378	18,397	19,462

	September 30,
Selected Balance Sheet Data:	2007	2006
Cash and Short-term Investments	$6,400	$8,448
Accounts Receivable, net	63,580	95,698
Inventories	175,799	154,206
Total Assets	355,319	366,411
Current Liabilities	156,885	154,697
Shareholders’ Equity	187,091	201,171

	Three Months Ended			Six Months Ended
	September 30,			September 30,

Product Line Data:	2007	2006	Change	2007	2006	Change

Snowmobiles	$97,034	$121,532	-20%	$108,922	$142,442	-24%
All-terrain Vehicles	77,547	133,823	-42%	137,263	193,974	-29%
Parts, Garments & Accessories	30,629	29,970	2%	46,887	45,327	3%
Total Sales	$205,210	$285,325	-28%	$293,072	$381,743	-23%

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